UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

CAS MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)

44 East Industrial Road, Branford, Connecticut 06405

(Address of principal executive offices, including zip code)

(203) 488-6056

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

The Merger

On February 11, 2019, CAS Medical Systems, Inc. (the “Company”), Edwards Lifesciences Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Edwards Lifesciences Corporation (the “Acquiror”) and Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly-owned subsidiary of the Acquiror. The board of directors of the Company has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, each share of common stock, par value $0.004 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by the Company as treasury stock or owned directly by the Acquiror or any of its subsidiaries (including Merger Sub) or shares of Company common stock the holders of which have properly perfected their appraisal rights under Delaware law) will be converted into the right to receive $2.45 per share in cash (the “Merger Consideration”) without interest or dividends thereon.

The merger agreement also provides that, as a condition to the Acquiror’s obligation to effect the Merger, each holder of Company Series A Convertible Preferred Stock and Series A Exchangeable Preferred Stock outstanding immediately prior to the Effective Time shall provide a consent or other instrument to effectuate the conversion of such stock into Company Common Stock pursuant to the Company’s certificate of incorporation. Subject to such conversion, at the Effective Time the holders of such preferred stock will be entitled to receive the Merger Consideration as holders of Company Common Stock.

Additionally, as of the Effective Time, all options to acquire shares of Company Common Stock that are outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and converted into a right for the holder of such option to receive, subject to and effective as of the Effective Time, (i) as to those options with an exercise price that is equal to or less than the Merger Consideration, the product of the excess, if any, of the Merger Consideration over the exercise price per share of the applicable option, and the number of shares subject to the applicable option, and (ii) as to those options with an exercise price that exceeds the Merger Consideration, the product of $0.10 and the number of shares subject to the applicable option (except that any such options with an exercise price that exceeds the Merger Consideration that are held by directors and executive officers of the Company will be cancelled immediately prior to the Effective Time without payment of any consideration).

Conditions to the Merger

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders meeting that will be held on a date to be announced. The closing of the Merger is subject to the condition that the Merger Agreement be adopted by the affirmative vote of the holders of at least a majority of (i) the Common Stock, the Series A Convertible Preferred Stock and the Series A Exchangeable Preferred Stock, voting together as a single class, (ii) the Series A Convertible Preferred Stock, voting as a separate class, and (iii) the Series A Exchangeable Preferred Stock, voting as a separate class.

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The parties’ obligations to consummate the Merger, which is expected to close during the second quarter of 2019, are subject to certain additional customary closing conditions, including, among other things, (i) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality or material adverse effect qualifiers, as described in the Merger Agreement) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required antitrust approvals, and (iii) no law having been enacted after the date of the Merger Agreement that prohibits the Merger and no order having been issued after the date of the Merger Agreement preventing the consummation of the Merger. The obligations of the Acquiror and Merger Sub to consummate the Merger are further subject to the following conditions: (i) no pending proceeding brought by a governmental entity in a U.S. federal district court seeking to restrain, prohibit, challenge or otherwise materially limit the parties’ or their subsidiaries’ ability to consummate the Merger or the other transactions contemplated by the Merger Agreement; and (ii) the absence of any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that has had or would reasonably be expected to have a “company material adverse effect” (as defined in the Merger Agreement) with respect to the Company and its subsidiaries, taken as a whole. The closing of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants

Each of the Company, the Acquiror and Merger Sub has made certain customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants by the Company (i) to conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii)  not to engage in specified types of transactions during this period unless agreed to in writing by the Acquiror, (iii) to convene and hold a meeting of its stockholders for the purpose of the adoption of the Merger Agreement by the Company’s stockholders, and (iv) subject to certain exceptions designed to allow the Company board of directors to fulfill its fiduciary duties, not to withdraw, modify or qualify in a manner adverse to the Acquiror the recommendation of the board of directors of the Company in its proxy statement for the foregoing stockholders’ meeting that its stockholders approve the adoption of the Merger Agreement.

Non-Solicitation, Termination and Termination Fee

The Merger Agreement contains certain customary non-solicitation provisions that, in general and subject to certain exceptions, restrict the Company’s ability to solicit “company acquisition proposals” (as defined in the Merger Agreement) from third parties and to provide information to and engage in discussions or negotiations with third parties regarding company acquisition proposals. Prior to adoption of the Merger Agreement by the Company’s stockholders, the Company’s board of directors may in certain circumstances change its recommendation that the Company’s stockholders adopt the Merger Agreement, subject to complying with certain notice and other specified conditions set forth in the Merger Agreement, including giving the Acquiror the opportunity to propose changes to the Merger Agreement.

The Merger Agreement contains certain termination rights for the Company and the Acquiror, including the right of the Company to terminate the Merger Agreement to accept a “company superior proposal” (as defined the Merger Agreement) after complying with certain requirements. In addition, either party may terminate the Merger Agreement if the Merger is not consummated on or before November 8, 2019. The Merger Agreement further provides that the Company may be required to pay the Acquiror a termination fee of $3.5 million under certain specified circumstances, including if the Acquiror terminates the Merger Agreement due to a change in the recommendation by the Company’s board of directors for the Merger or due to the Company’s material breach of its non-solicitation obligations set forth in the Merger Agreement. The Merger Agreement also provides that in case it is terminated by either the Acquiror or the Company following a failure to obtain the required vote of the Company’s stockholders to adopt the Merger Agreement, the Company shall reimburse the Acquiror up to $1.0 million of certain of its transaction expenses, which payment, if any, will reduce on a dollar-for-dollar basis any termination fee otherwise owed to the Acquiror.

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The Merger Agreement has been attached as an exhibit to this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Acquiror or Merger Sub or to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company, the Acquiror or Merger Sub.

The Merger Agreement includes customary representations, warranties and covenants of the Company, the Acquiror and Merger Sub made solely for purposes of the Merger Agreement. The assertions embodied in those representations and warranties were made for the principal purpose of establishing the circumstances in which the parties to the Merger Agreement among the Company, the Acquiror and Merger Sub may have the right not to consummate the transactions contemplated thereby (based on the closing conditions therein that relate to the accuracy of such representations and warranties), rather than establishing matters as facts, and the representations, warranties and covenants set forth in the Merger Agreement may be subject to important qualifications and limitations agreed to by the Company, the Acquiror and Merger Sub in connection with the negotiated terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, the Acquiror and Merger Sub or any of the respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or the Acquiror. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company and the Acquiror and their respective subsidiaries, affiliates and businesses that the respective companies include in reports, statements and other filings they make with the SEC.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached to this report as Exhibit 2.1, and is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with entering into the Merger Agreement, on February 11, 2019, the Company’s board of directors approved amendments to the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The amendments added a new Article XIII to the Bylaws that designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal claims and actions (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless the Company consents in writing to the selection of an alternate forum.

The foregoing description of the amendment to the Bylaws is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the amendment, which is reflected in Exhibit 3.1 and incorporated herein by reference.

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Item 8.01. Other Events

Voting Agreements

On February 11, 2019, in connection with the execution of the Merger Agreement, Acquiror entered into separate Voting Agreements (collectively, the “Voting Agreements”), with each of the holders of the Company’s Series A Convertible Preferred Stock and Series A Exchangeable Preferred Stock (Thomas, McNerney & Partners, L.P., TMP Nominee II, L.L.C., and TMP Associates II, L.P.), each of the Company’s executive officers (Thomas M. Patton, Jeffery A. Baird, John K. Gamelin and Paul B. Benni), and each of the Company’s non-employee directors (Alan W. Milinazzo, Paul A. Molloy, Gregory P. Rainey, James E. Thomas, Kathleen A. Tune and Kenneth R. Weisshaar), pursuant to which, among other matters, they agreed (1) to vote the shares of Company stock held by each of them in favor of the adoption of the Merger Agreement and the approval of the Merger, and to vote against any alternate proposal, (2) not to undertake certain activities related to solicitation of a Company Acquisition Proposal, (3) not to transfer their shares of Company stock prior to the consummation of the Merger, in each case subject to certain limited exceptions, (4) to waive their appraisal rights under Delaware law, (5) to cancel all out of the money stock options, and in the case of Mr. Patton, a performance restricted stock grant, immediately prior to the closing of the Merger, and (6) with respect to the holders of the Company’s Series A Convertible Preferred Stock and Series A Exchangeable Preferred Stock, to convert their preferred shares into Company Common Stock prior to the Effective Time. The stockholders who are parties to the Voting Agreement collectively hold, as of the date hereof (i) 100% of the Company’s Series A Convertible Preferred Stock, (ii) 100% of the Company’s Series A Exchangeable Preferred Stock and (iii) 26.1% of the voting power of the Company’s Common Stock, Series A Convertible Preferred Stock and Series A Exchangeable Preferred Stock voting as a single class.

The foregoing description of the Voting Agreements is not complete and is subject to and qualified in its entirety by reference to the Voting Agreements, a form of which is filed with this report as Exhibit 99.1 and the terms of which are incorporated by reference herein.

Press Release

On February 12, 2019, the Company and Acquiror issued a joint press release in connection with the Merger. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of February 11, 2019 by and among CAS Medical Systems, Inc., Edwards Lifesciences Holding, Inc., and Crown Merger Sub, Inc.*
3.1	Amendment to Amended and Restated Bylaws
99.1	Form of Voting Agreement
99.2	Joint Press Release dated February 12, 2019

*The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon request.

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Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding the expected timing of the completion of the merger, the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of the Company and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements as a result of various factors, including: (i) the Company may be unable to obtain stockholder approval as required for the Merger; (ii) conditions to the closing of the Merger may not be satisfied; (iii) the Merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom the Company does business, or on the Company’s operating results and business generally; (v) the Company’s business may suffer as a result of uncertainty surrounding the Merger and disruption of management’s attention due to the Merger; (vi) the outcome of any legal proceedings related to the Merger; (vii) the Company may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ix) risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; and (x) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all.. Additional risks and factors that may affect results are set forth in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2018, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2018 under the headings “Risk Factors.” The risks and uncertainties described above and in the Company’s SEC filings are not exclusive and further information concerning the Company and its business, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements.

The forward-looking statements speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update these statements.

Additional Information About the Acquisition and Where to Find It

A meeting of the stockholders of the Company will be announced to obtain stockholder approval of the proposed transaction. The Company intends to file with the SEC a proxy statement and other relevant documents in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, the Company’s stockholders are urged to read the definitive proxy statement in its entirety and any other documents filed with the SEC in connection with the proposed Merger or incorporated by reference therein because they will contain important information about the Company, the Acquiror and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.casmed.com or by sending a written request to the Company at 44 East Industrial Road, Branford, CT 06405, Attention: Corporate Secretary.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of the Company in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, and any interest they have in the proposed transaction, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2018 and the proxy statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on April 26, 2018. To the extent the holdings of securities of the Company by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.casmed.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: February 12, 2019	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer

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